BRITISH
COLUMBIA

DUPLICATE

NUMBER: **276587**

CERTIFICATE
OF
CHANGE OF NAME

COMPANY ACT

I Hereby Certify *that*

VICEROY RESOURCE CORPORATION

has this day changed its name to

QUEST CAPITAL CORP.

Issued *under my hand at Victoria, British Columbia*
on June 30, 2003

JOHN S. POWELL
Registrar of Companies
PROVINCE OF BRITISH COLUMBIA
CANADA

ORIGINAL NOT AVAILABLE 02/21/91

COMPANY ACT

Certificate

276587

Canada
Province of British Columbia

I Hereby Certify *that* VICEROY PETROLEUMS LTD., which was incorporated on the twenty-seventh day of October, 1980, under Certificate No. 219111 and B & B RESOURCE INC., which was incorporated on the twenty-seventh day of June, 1983, under Certificate No. 265887, are this day amalgamated pursuant to the Company Act as one company with the name VICEROY RESOURCE CORPORATION.

Given *under my hand and seal of office at Victoria, B.C., this* 6th *day of* April, *one thousand nine hundred and* eighty-four

Registrar of Companies.

R.C. - 10—o